EXHIBIT 99.1

Pan Pacific Retail Properties, Inc.	TRADED: NYSE: PNP
1631 SOUTH MELROSE DRIVE, SUITE B
VISTA, CA 92083

Contact: Carol Merriman, Investor Relations (760) 727-1002 x102

FOR IMMEDIATE RELEASE
Tuesday, January 21, 2003

PAN PACIFIC RETAIL PROPERTIES
COMPLETES ACQUISITION OF CENTER TRUST

Pan Pacific Reaffirms FFO Guidance of 10% Growth for 2003

SAN DIEGO, Calif., January 21, 2003 – Pan Pacific Retail Properties, Inc. (NYSE: PNP) announced today that it has completed its acquisition of Center Trust, Inc. The transaction significantly increases Pan Pacific’s property portfolio in Southern California, and further solidifies Pan Pacific’s position as the largest neighborhood shopping center real estate investment trust (REIT) on the West Coast. Pan Pacific now owns and operates 136 properties, diversified across the West Coast, encompassing approximately 23.4 million square feet.

Stuart Tanz, President and Chief Executive Officer of Pan Pacific stated, “We are very pleased to close our acquisition of Center Trust. Our management and leasing teams have worked hard over the past two months in preparation for the closing and are excited about the numerous opportunities for growth within the Center Trust portfolio and the potential synergies to be realized by integrating the properties into our core portfolio. We are now uniquely positioned as the only public shopping center REIT focused exclusively on the West Coast. This should enhance our ability to continue generating consistently strong leasing results, as well as our ability to continue accessing attractive investment opportunities across our core markets.” Mr. Tanz continued, “As previously stated, we expect the transaction to be accretive. As such, we are on track with achieving FFO per share growth in 2003 of approximately 10% and we expect to maintain our conservative balance sheet, flexible capital structure and solid financial ratios.”

As provided for in the merger agreement, each Center Trust share of common stock was converted into the right to receive 0.218 newly issued shares of Pan Pacific common stock. As a result, Pan Pacific’s share base was increased by approximately 20% from 34.4 million shares of common stock to 41.4 million shares of common stock, on a fully diluted basis.

ABOUT PAN PACIFIC RETAIL PROPERTIES

Pan Pacific Retail Properties, Inc. is an equity real estate investment trust (REIT) traded on the New York Stock Exchange under the symbol PNP. The Company is the largest neighborhood shopping center REIT on the West Coast. Pan Pacific’s portfolio currently totals 136 properties, encompassing approximately 23.4 million square feet of retail space. The portfolio is diversified across five Western U.S. markets: Northern California, Southern California, Washington, Oregon and Nevada.

Pan Pacific focuses on creating long-term stockholder value by specializing in the acquisition, ownership and management of community and neighborhood shopping centers for everyday essentials. The Company’s strategy is aimed at providing stockholders with long-term stable cash flow through maintaining a diverse portfolio and tenant base, balanced with consistent growth through implementing its acquisition and property management programs.

Pan Pacific is headquartered in Vista (San Diego) California, and has regional offices located in Sacramento, California; Kent, Washington; Portland, Oregon; and Las Vegas, Nevada.

Additional information on Pan Pacific is available on the Company’s web site at www.pprp.com.

(Note:    Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which reflect management’s current views with respect to future events and financial performance. Forward-looking statements are subject to risks and uncertainties. Factors that could cause actual results to differ materially from expectations include market valuations of our stock, financial performance and operations of our shopping centers, real estate conditions, execution of shopping center development programs, successful completion of renovations, completion of pending acquisitions and dispositions, including the completion of customary due diligence and closing conditions, changes in the availability of additional acquisition and disposition opportunities, changes in local or national economic conditions, acts of terrorism or war and other risks detailed from time to time in reports filed with the Securities and Exchange Commission including the Company’s Annual Report on Form 10-K for the year ended December 31, 2001.)

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